Exhibit 10.5

FORM OF

CONTRIBUTION AGREEMENT

Note: The following is the form of contribution agreement entered into in connection with the issuance of the OP Units by the Operating Partnership, as Acquiror, and each of (i) Cycloneball, LLC, (ii) SAC-Natomas, LLC and (iii) Hickham L.L.C. and HMI Buford L.L.C., respectively, as Contributors (collectively, the “Contribution Agreements”). Each form of each Contribution Agreement entered into by the Operating Partnership was substantially the same as the form set forth below, except for transaction specific differences in dates, party names, entity types, property valuation amounts and other property information.

FORM OF

CONTRIBUTION AGREEMENT

between

GPT PROPERTY TRUST LP,
a Delaware limited partnership

and

[__________]
a [__________] limited liability company

Dated as of [__________]

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISK OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

-i-

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made as of [________] the “Effective Date”), by and between GPT PROPERTY TRUST LP, a Delaware limited partnership (“Acquiror”), and [__________], a [__________] limited liability company (“Contributor”), with the limited joinder of the persons identified on Schedule 30 attached hereto (collectively, together with the Contributor, the “Locked-Out Investors”). Acquiror and Contributor are each referred to herein as a “Party”, and collectively, the “Parties”.

Background

A.	Contributor is the owner in fee simple of the Property.

B.	Acquiror is the operating partnership of Gramercy Property Trust Inc., a Maryland corporation (“Gramercy”).

C.	Gramercy is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing industrial and office properties net leased to high quality tenants in major markets throughout the United States. Gramercy also operates an asset management business that manages for third-parties, including our joint venture partners, commercial real estate assets.

D.	Gramercy’s Common Shares are publicly traded on the NYSE under the symbol “GPT.”

E.	Gramercy has elected to be taxed as a REIT under the Internal Revenue Code.

F.	[__________], a [__________] limited liability company (“GPT Acquisition Sub”), is a wholly-owned subsidiary of Acquiror.

G.	The Parties desire to enter into this Agreement to evidence the intention and agreement of the Parties that Contributor contribute and convey the Property to GPT Acquisition Sub (as Acquiror’s designee) in exchange for the Contribution Consideration, including, without limitation, the OP Units, all as more fully set forth herein.

H.	The Parties contemplate that prior to Closing Contributor will proportionally assign to Contributor’s general partners, limited partners, members and other beneficial interest holders (collectively, “Contributor’s Beneficial Holders”) the right to receive 100% of the OP Units to be issued by Assignor at Closing, so that Contributor’s Beneficial Holders, and not Contributor, will execute and deliver Joinders to Acquiror and be admitted as limited partners of Acquiror.

I.	The Parties previously entered a Contribution Agreement, dated as of [________], 2014 (the “Previous Agreement”), which was substantially similar to this Agreement. Upon execution of this Agreement by the Parties, the Parties intend that the Previous Agreement shall be null and void and shall be superceded and replaced in its entirety by this Agreement.

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FOR AND IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO AGREE AS FOLLOWS:

Section 1.	Terms and Definitions. For the purposes of this Agreement:

(a)	“Accredited Investor” shall have the meaning set forth in Regulation D promulgated under the Securities Act.

(b)	“Acquiror” shall have the meaning set forth in the opening paragraph to this Agreement.

(c)	“Acquiror’s Notice Address” shall be as follows, except as same may be changed pursuant to Section 18:

c/o Gramercy Property Trust

521 Fifth Avenue, 30th Floor

New York, New York 10175

Attn: Allan B. Rothschild

Tel.: 212-297-1000

Email: arothschild@gptreit.com

With copy to:

Greenberg Traurig, LLP

MetLife Building

200 Park Avenue

New York, New York 10166

Attn: Stephen Rabinowitz, Esq.

Tel.: 212-801-9200

Email: rabinowitzs@gtlaw.com

(d)	“Admitted Partners” shall mean Contributor’s Beneficial Holders who execute Joinders, are issued OP Units and are admitted as limited partners of Acquiror.

(e)	“Adverse Tax Consequence” shall have the meaning set forth in Section 6(c).

(f)	“Agreement” shall have the meaning set forth in the opening paragraph to this Agreement.

(g)	“Application” shall have the meaning set forth in Section 16(g).

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(h)	“Assumption Documents” shall mean the documents and instruments required by Lender to be executed and/or delivered by Lender, Acquiror or Contributor, or any combination thereof, in connection with the Loan Assumption.

(i)	“Broker” shall mean CBRE, Inc.

(j)	“Claims” shall have the meaning set forth in Section 21(b).

(k)	“Closing” shall mean the consummation of the transaction contemplated by this Agreement.

(l)	“Closing Date” shall mean the date on which the Closing occurs, which date shall be the first business day following the Registration Effective Date.

(m)	“Common Shares” shall mean the common shares of beneficial interest of Gramercy, $0.001 par value.

(n)	“Contracts” shall have the meaning set forth in Section 13(c).

(o)	“Contribution Consideration” shall mean (i) GPT Acquisition Sub’s assumption of the Loan and all forward-looking obligations of Contributor under the Existing Loan Documents and (ii) Acquiror’s issuance to Contributor’s Beneficial Holders of OP Units equal to the OP Unit Amount.

(p)	“Contributor’s Beneficial Holders” shall have the meaning set forth in the Background paragraph to this Agreement.

(q)	“Contributor’s Notice Address” shall be as follows, except as same may be changed pursuant to Section 18:

George Hicker

Cardinal Industrial

15260 Ventura Boulevard, Suite 1120

Tel.: (818) 789-5600

Email: George@CardIndust.com

With copy to:

James Jay Rubens, Esq.

934 San Vicente Boulevard

Santa Monica, CA 90402-2004

Tel.: (310) 458-2700

Email: jjrubens@earthlink.net

(r)	“Contributor” shall have the meaning set forth in the opening paragraph to this Agreement.

(s)	“Contributor Third Party Fees” shall have the meaning set forth in Section 2(b).

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(t)	“Conversion Shares” shall mean the Common Shares issuable in exchange for the OP Units issued to Contributor’s Beneficial Holders, together with any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing; provided, that with respect to a particular Contributor’s Beneficial Holder, such Contributor’s Beneficial Holder’s Common Shares shall cease to be Conversion Shares upon the earliest to occur of the following: (i) the date that all such Contributor’s Beneficial Holder’s Common Shares covered by such Registration Statement have been sold and (ii) the date that all Contributor’s OP Units have been exchanged for Common Shares and such Common Shares can be sold under Rule 144 without limitation as to volume.

(u)	“Deed” shall have the meaning set forth in Section 12(a).

(v)	“Demand” shall have the meaning set forth in Section 10(c).

(w)	“Determination Date” shall mean the first business day following the expiration of the Examination Period and the date on which the OP Unit Value is determined by the Parties in conformity with the provisions of Section 4(b).

(x)	“Earnest Money” shall have the meaning set forth in Schedule 1.

(y)	“Effective Date” shall have the meaning set forth in the opening paragraph to this Agreement.

(z)	“Effectiveness Period” shall have the meaning set forth in Section 29(a)(ii).

(aa)	“Environmental Laws” shall have the meaning set forth in Section 13(o).

(bb)	“Evaluation Materials” shall have the meaning set forth in Section 8(b).

(cc)	“Examination Period” shall mean the period beginning on the Effective Date and extending until the date that is the later of (i) forty-five (45) days from the Effective Date and (ii) the date on which Acquiror receives a copy of the Lender Consent (hereinafter defined), as such period may be extended under Section 8(c). Acquiror shall have the right to terminate this Agreement within the Examination Period for any reason whatsoever, or for no reason, by delivering written notice thereof to Contributor within the Examination Period, upon receipt of which notice by Contributor and the Title Insurer, the Earnest Money shall be refunded to Acquiror and neither Party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly set forth herein.

(dd)	“Exchange” shall have the meaning set forth in Section 6(a)(i).

(ee)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(ff)	“Existing Loan Documents” shall have the meaning set forth in Schedule 1.

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(gg)	“GPT Acquisition Sub” shall have the meaning set forth in the Background paragraph to this Agreement.

(hh)	“Gramercy” shall have the meaning set forth in the Background paragraph to this Agreement.

(ii)	“Gramercy Informational Materials” shall have the meaning set forth in Section 5(b).

(jj)	“Guarantor” shall have the meaning set forth in Section 16(g).

(kk)	“Improvements” shall mean all buildings, facilities and other improvements located on the Real Property.

(ll)	“Indemnified Liabilities” shall have the meaning set forth in Section 29(d)(i).

(mm)	“Indemnified Party” shall have the meaning set forth in Section 29(d)(iii).

(nn)	“Indemnifying Party” shall have the meaning set forth in Section 29(d)(iii).

(oo)	“Indemnitees” shall have the meaning set forth in Section 29(d)(i).

(pp)	“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

(qq)	“Intangible Property” shall mean all right, title and interest of Contributor in and to any warranties, tradenames, logos (including any federal or state trademark or tradename registrations), or other identifying name or mark now used in connection with the Real Property and/or the Improvements.

(rr)	“Investor Letter” shall mean an accredited investor questionnaire in substantially the form set forth in Exhibit J attached hereto.

(ss)	“Joinder” shall mean a joinder to the Partnership Agreement substantially in the form of Exhibit I attached hereto.

(tt)	“Lease” and “Leases” shall have the meanings set forth in Schedule 1.

(uu)	“Lease Guarantor” shall have the meaning set forth in Schedule 1.

(vv)	“Lender” shall have the meaning set forth in Schedule 1.

(ww)	“Lender Consent” shall have the meaning set forth in Section 16(g).

(xx)	“Loan Assumption” shall mean the assumption by Acquiror of Contributor’s obligations under the Loan, as evidenced by the Assumption Documents.

(yy)	“Loan” shall have the meaning set forth in Schedule 1.

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(zz)	“Loan Assumption Amount” shall mean the unpaid principal balance of the Loan on the Determination Date plus interest through the Closing Date.

(aaa)	“Loan Assumption Fees” shall have the meaning set forth in Section 16(g).

(bbb)	“Locked-Out Investors” shall have the meaning set forth in the opening paragraph to this Agreement.

(ccc)	“Material Loan Modifications” shall have the meaning set forth in Section 16(g).

(ddd)	“Non-Taxable Disposition Period” shall mean a period of two (2) years following the Closing Date.

(eee)	“NYSE” shall mean New York Stock Exchange.

(fff)	“Objections” shall have the meaning set forth in Section 8(a).

(ggg)	“OP Unit” shall mean a limited partnership interest in Acquiror.

(hhh)	“OP Unit Amount” shall have the meaning set forth in Section 4(b).

(iii)	“OP Unit Value” shall have the meaning set forth in Section 4(d).

(jjj)	“OP Unit Value Floor” shall mean $4.11 per share.

(kkk)	“Party” and “Parties” shall have the meanings set forth in the opening paragraph to this Agreement.

(lll)	“Partnership Agreement” shall mean the agreement of limited partnership of Acquiror, as amended from time to time prior to and including the Closing Date. A copy of the Partnership Agreement as in effect on the Effective Date is attached as Exhibit K hereto.

(mmm)	”Permitted Exceptions” shall have the meaning set forth in Section 7.

(nnn)	“Personalty” shall mean all machinery, furniture, equipment and items of personal property of Contributor attached or appurtenant to, located on or used in the ownership, use, operation or maintenance of the Property or the Improvements.

(ooo)	“Property” shall mean: (a) the Real Property and the Improvements; (b) all right, title and interest of Contributor under the Lease; (c) the Personalty; (d) all right, title and interest of Contributor, if any, to any unpaid award for (1) any taking or condemnation of the Property or any portion thereof, or (2) any damage to the Property or the Improvements by reason of a change of grade of any street or highway; (e) all easements, licenses, rights and appurtenances relating to any of the foregoing; and (f) the Intangible Property.

(ppp)	“Property Valuation Amount” shall have the meaning set forth in Schedule 1.

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(qqq)	“Prospectus” shall mean the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Conversion Shares covered by the Registration Statement, and all other amendments and supplements to the Prospectus including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

(rrr)	“Post-Closing Loan Liabilities” shall have the meaning set forth in Section 16(g).

(sss)	“Public Filings” shall have the meaning set forth in Section 8(d).

(ttt)	“Real Property” shall have the meaning set forth in Schedule 1.

(uuu)	“Registration Effective Date” shall mean the date on which the SEC declares effective the Registration Statement for the Conversion Shares.

(vvv)	“Registration Statement” shall mean each registration statement required to be filed under Section 29, including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

(www)	“REIT” shall mean real estate investment trust.

(xxx)	“Releasees” shall have the meaning set forth in Section 21(b).

(yyy)	“SEC” shall mean the Securities and Exchange Commission.

(zzz)	“Securities Act” shall mean the Securities Act of 1933, as amended.

(aaaa)	“Survey” shall have the meaning set forth in Section 8(a).

(bbbb)	“Surveyor” shall have the meaning set forth in Section 8(a).

(cccc)	“Taxes” shall have the meaning set forth in Section 2(a).

(dddd)	“Tax-Related Event” shall have the meaning set forth in Section 6(a).

(eeee)	“Tax-Related Notice” shall have the meaning set forth in Section 6(a).

(ffff)	“Tenant” shall have the meaning set forth in Schedule 1.

(gggg)	“Title Insurer” shall mean First American Title Insurance Company, 633 Third Avenue, New York, NY 10017 Attn: Phil Solomon Telephone: (212) 551-9437; Email: psolomon@firstam.com.

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(hhhh)	“Title Policy” shall have the meaning set forth in Section 2(b).

(iiii)	“Title Report” shall have the meaning set forth in Section 8(a).

(jjjj)	“Title Review Period” shall have the meaning set forth in Section 8(a).

(kkkk)	“Trading Day” shall mean (i) a day on which the Common Stock is traded on a Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed or quoted on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not listed or quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

(llll)	“Trading Market” shall mean the New York Stock Exchange if the Common Shares are listed thereon, or, if the Common Shares are not listed thereon, whichever of the NYSE MKT LLC, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Shares are listed or quoted for trading on the date in question.

(mmmm)	“Transaction Information” shall have the meaning set forth in Section 8(d).

Section 2.	Property Prorations and Transaction Costs.

(a)	Proration of Expenses. Acquiror shall be credited with, and Contributor shall be charged with, an amount equal to the sum of any unapplied security deposits paid by the Tenant under the Lease to the extent such security deposits are not assigned and delivered to Acquiror at Closing pursuant to Section 12(b). Contributor and Acquiror agree that all rents, and any assumed liabilities concerning the Property shall be prorated on a calendar-year basis as of the Closing Date; provided, however, that rent shall only be pro-rated to the extent paid. To the extent not paid directly or reimbursed by the Tenant pursuant to the Lease, Contributor and Acquiror agree that all real estate taxes, municipal license taxes, assessments and impositions (collectively “Taxes”) due and payable during the year of Closing and concerning the Property shall be prorated on a calendar-year basis as of the Closing Date. If Closing shall occur before the actual Taxes payable during such year are known, the apportionment of Taxes shall be upon the basis of Taxes for the Property payable during the immediately preceding year. To the extent Taxes are paid directly or reimbursed by the Tenant pursuant to the Lease, Contributor and Acquiror agree that there shall be no proration of Taxes. If the application of credits under this Section 2(a) results in a net credit in Acquiror’s favor, the amount of such net credit shall be referred to as the “Acquiror’s Net Credit”). If the application of credits under this Section 2(a) results in a net credit in Contributor’s favor, the amount of such net credit shall be referred to as the “Contributor’s Net Credit”).

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(b)	Payment of Costs and Recording Fees. On or before Closing, Contributor shall pay, or direct Acquiror to pay on Contributor’s behalf: (i) all transfer tax, documentary stamps and sales tax imposed in connection with the sale of the Property; (ii) one-half of the escrow fees charged by the Title Insurer; and (iii) all costs and expenses necessary to cure the Objections that Contributor has elected to cure in accordance with Section 8(a) below. Contributor’s obligations under this Section 2(b) shall survive Closing through the applicable statute of limitations. On or before Closing, Acquiror shall pay: (A) the cost of the Title Report, and the cost of the ALTA owner’s title insurance policy, including the standard survey modification in accordance with applicable rules (the “Title Policy”), to be issued to Acquiror; (B) the cost of any endorsements to the Title Policy requested by Acquiror; (C) one-half of the escrow fees charged by the Title Insurer; (D) all costs and expenses incurred by Acquiror in connection with the physical inspection, accounting audit and other investigations made in connection with Acquiror’s due diligence review of the Property, (E) all recording fees necessary to record the Deed at the register of deeds office where the Property is located; and (F) the cost of the ALTA lender’s title insurance policy, if any, to be issued in favor of any lender to Acquiror other than the Lender. Unless otherwise expressly set forth herein, all other costs and expenses shall be allocated between Contributor and Acquiror in accordance with applicable local custom for similar transactions. Except as set forth in Section 25, the parties shall pay their own attorney fees in connection with this Agreement. If Contributor requests in writing at least five (5) business days before Closing that Acquiror pay, on Contributor’s behalf, legal fees, broker commissions or other fees incurred by Contributor in connection with the transaction contemplated by, or which Contributor is required to pay under, this Agreement (collectively, “Contributor Third Party Fees”), then Acquiror shall pay such Contributor Third Party Fees up to an aggregate amount not exceeding $[_______] in cash at Closing (and may cause all or any portion of such payment to be paid from the Earnest Money) and shall receive a credit against the Contribution Consideration in such amount. The aggregate amount of costs and expenses paid by Acquiror on Contributor’s behalf under this Section 2(b) shall be referred to as the “Directed Payments”.

Section 3.            Contribution of Property. Subject to the terms of this Agreement, Contributor agrees to contribute and convey the Property to GPT Acquisition Sub (as Acquiror’s designee) in exchange for the Contribution Consideration. Notwithstanding the foregoing, in the event that the OP Unit Value shall be less than the OP Unit Value Floor, either Party may terminate this Agreement upon written notice to the other Party given within five (5) business days following the Determination Date, in which event, the Earnest Money shall be refunded to Acquiror and neither Party shall have any further rights or obligations under this Agreement.

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Section 4.	Funding of Earnest Money; Payment of Contribution Consideration.

(a)	The Earnest Money shall be delivered by Acquiror to Title Insurer on the Effective Date. The Title Insurer shall hold the Earnest Money in escrow, to be returned to Acquiror at Closing (subject to the last sentence of Section 2(b)), or disbursed as agreed upon in accordance with the terms of this Agreement. Acquiror and Contributor each shall pay fifty percent (50%) of the escrow fees charged by the Title Insurer.

(b)	In consideration of the contribution of the Property, and subject to the terms of this Agreement, at the Closing Acquiror shall pay the Contribution Consideration, net of any adjustments described in Section 2, as follows:

(i)	cause GPT Acquisition Sub to assume the Loan and all forward-looking obligations of Contributor under the Existing Loan Documents, and

(ii)	issue to Contributor’s Beneficial Holders such number of OP Units (the “OP Unit Amount”) as shall equal [the Property Valuation Amount minus the Loan Valuation Amount, the Acquiror’s Net Credits, if any, and the Directed Payments plus the Contributor’s Net Credits, if any] with such resulting sum divided by [the OP Unit Value].

(c)	If the above-described calculation of OP Unit Amount would result in a fractional number of OP Units to be delivered to Contributor, Acquiror shall round that fraction up to the nearest whole number of OP Units.

(d)	As used herein, “OP Unit Value” shall mean the NYSE closing stock price of the Common Shares on the Trading Day immediately preceding the Determination Date.

(e)	The OP Units are being issued directly to Contributor’s Beneficial Holders, at the direction of Contributor and for the administrative convenience of the parties (e.g., so that such OP Units do not have to be issued first to the Contributor, and then transferred from the Contributor to Contributor’s Beneficial Holders). Accordingly, for all tax and accounting purposes, the issuance of OP Units contemplated hereby will be deemed to have been transferred/distributed from Contributor to Contributor’s Beneficial Holders.

Section 5.	OP Units.

(a)	OP Units Generally. The OP Units shall be redeemable for Common Shares or cash (or a combination thereof) in accordance with the procedures described herein and in the Partnership Agreement. Contributor acknowledges that the OP Units are not certificated and that, therefore, the issuance of the OP Units shall be evidenced by the execution and delivery of a Joinder to the Partnership Agreement by Contributor’s Beneficial Holders, which Joinder shall be counter-executed by Gramercy in its capacity as the general partner of Acquiror.

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(i)	Within thirty (30) days following the Effective Date, Contributor shall deliver or cause to be delivered to Acquiror an Investor Letter completed by each of Contributor’s Beneficial Holders.

(ii)	At Closing, Acquiror shall issuer to Contributor’s Beneficial Holders, collectively, the number of OP Units equal to the OP Unit Amount. Prior to Closing, Contributor shall advise Acquiror in writing of the proportion number of OP Units to be issued to each of Contributor’s Beneficial Holders.

(b)	Gramercy Informational Materials. Contributor acknowledges that Acquiror made available to it (including, without limitation, through the general availability of such documents on Gramercy’s website, www.gptreit.com), and that Contributor has reviewed (i) the Partnership Agreement, (ii) the charter documents and bylaws of Gramercy, (iii) the Annual Report to the Shareholders of Gramercy for the year ended December 31, 2013 and (iv) all Form 10-Qs and Form 8-Ks that have been filed by Gramercy with the SEC since December 31, 2013 (all such materials, collectively, the “Gramercy Informational Materials”), and has otherwise had an opportunity to conduct a due diligence review of the affairs of Acquiror and Gramercy and has been afforded the opportunity to ask questions of, and receive additional information from, representatives of Acquiror and Gramercy regarding the business, operations, conditions (financial or otherwise) and the current prospects of Gramercy and Acquiror.

(c)	The provisions of this Section 5 shall survive the Closing.

Section 6.	Partnership Liabilities and Sales of Real Property

(a)	Disposition Obligations. Subject to this Section 6(a) and the provisions of Section 6(b) hereof, as long as any of Contributor’s Beneficial Holders remains as a limited partner of Acquiror, Acquiror shall use its good faith, reasonable and diligent efforts:

(i)	Not to sell or otherwise voluntarily dispose of the Property in a taxable transaction on or before the expiration of the Non-Taxable Disposition Period unless (i) Acquiror complies, in connection with such sale or other disposition, with Section 6(c) hereof, or (ii) such sale or other voluntary disposition (other than through a deed in lieu of foreclosure, a foreclosure action, or an act of eminent domain) of the Property (and all assets received in exchange for the Property in a transaction in which Gramercy or Acquiror has an adjusted tax basis determined by reference to its adjusted tax basis in the Property) qualifies for non-recognition of gain under the Internal Revenue Code (for example, by means of exchanges contemplated under Internal Revenue Code Sections 351, 354, 355, 368, 721, 1031 or 1033, if such exchange does not result in the receipt of “boot”), in such manner as the Internal Revenue Code provides from time to time; provided, however, that the foregoing shall not require Gramercy or Acquiror, in their sole and absolute discretion, to sell, or otherwise dispose of, or prevent Gramercy or Acquiror, in their sole and absolute discretion, from selling or otherwise disposing of the Property in a transaction that would result in a loss for federal income tax purposes;

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(ii)	To maintain, on a continuous basis during the Non-Taxable Disposition Period, the existing nonrecourse indebtedness securing the Property or, to the extent that such indebtedness is refinanced, the replacement indebtedness shall be nonrecourse and have a principal balance that is not less than (and does not amortize more rapidly than) the principal balance of the existing indebtedness, except to the extent a lesser principal balance (or faster amortization rate) would not cause additional or accelerated gain recognition by any of Contributor’s Beneficial Owners;

(iii)	To avoid a distribution of property that would cause Contributor’s Beneficial Holders to recognize income or gain pursuant to the provisions of either or both of Internal Revenue Code Sections 704(c)(1)(B) and 737;

(iv)	To avoid a termination of Acquiror pursuant to the provisions of Internal Revenue Code Section 708(b)(1)(B); and

(v)	To utilize the “traditional method,” without curative allocations (as contemplated for in the Partnership Agreement), of allocating gain and depreciation under Internal Revenue Code Section 704(c) with respect to the Property.

The provisions of this Section 6(a) shall survive the Closing and, to the extent applicable, inure to the benefit of Contributor’s Beneficial Holders as third party beneficiaries.

(b)	Limitation on Disposition Obligations. Notwithstanding the provisions of Section 6(a), the obligation of Acquiror to undertake those activities set forth in Sections 6(a)(i) through 6(a)(iv) hereof shall, in all events, be subject to, and otherwise interpreted consistent with, Gramercy’s fiduciary and statutory obligations to all partners (both present and future) in Acquiror, and to its shareholders, both present and future. Further, for purposes of this Section 6 and except as otherwise provided in Section 6(c), Contributor agrees, for itself and on behalf of Contributor’s Beneficial Holders, that neither Gramercy nor Acquiror shall be required to obtain any approval, consent or waiver from, or take direction from, or otherwise communicate with, Contributor or any of Contributor’s Beneficial Owners concerning the Property. The provisions of this Section 6(b) shall survive the Closing.

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(c)	Notice of Certain Transactions; Compensation to Contributor.

(i)	If, on or before the expiration of the Non-Taxable Disposition Period, Acquiror expects an event that is not permitted by Sections 6(a)(i) through 6(a)(iv) hereof (a “Tax-Related Event”) to occur, then Acquiror shall give written notice of such Tax-Related Event (a “Tax-Related Notice”) to Contributor’s Beneficial Holders as soon as practicable after the occurrence of such event becomes reasonably likely, or, if later, on the date on which Acquiror is, in the reasonable judgment of its securities counsel, legally permitted, under applicable federal and state securities laws and regulations, and the rules and regulations of the NYSE, to disseminate such Tax-Related Notice to Contributor’s Beneficial Holders.

(ii)	Acquiror and Gramercy shall be under no obligation to deal with any person other than Contributor’s Beneficial Holders in connection with the subject Tax-Related Event. Acquiror and Gramercy shall cooperate with Contributor’s Beneficial Holders in order to consider strategies that are designed or intended to defer or mitigate any recognition of gain under the Internal Revenue Code by Contributor’s Beneficial Holders attributable to pre-Closing appreciation in the Property (the actual tax liability payable by Contributor’s Beneficial Holders as a result of any such gain recognition being referred to herein as an “Adverse Tax Consequence”) that may result from the Tax-Related Event, whether such strategies involve Contributor’s Beneficial Holders acting on a basis independent of Acquiror and Gramercy, or in conjunction with Acquiror or Gramercy. Each party shall pay its own fees and expenses incurred in connection with the procedure delineated in this Section 6(c)(ii).

(iii)	In the event that an Adverse Tax Consequence is triggered as a result of a Tax-Related Event occurring on or before the expiration of the Non-Taxable Disposition Period, then Acquiror shall pay to Contributor’s Beneficial Holders, collectively, an amount equal to such Adverse Tax Consequence, plus an additional amount equal to the aggregate tax liability resulting to Contributor’s Beneficial Holders from any payments pursuant to this Section 6(c)(iii).

(iv)	In no event shall any transaction duly approved by the Board of Directors of Gramercy that results in a Tax-Related Event be required to be suspended, postponed, impeded or otherwise adversely affected by virtue of any potential Adverse Tax Consequence.

(v)	The provisions of this Section 6(c) shall survive the Closing and, to the extent applicable, inure to the benefit of Contributor’s Beneficial Holders as third party beneficiaries.

(d)	721 Exchange. The parties acknowledge that Contributor’s Beneficial Holders intend to treat the contribution and conveyance of the Property in exchange for the Contribution Consideration (the “Exchange”) as a tax-free partnership contribution pursuant to Section 721 of the Internal Revenue Code. Acquiror and Gramercy shall cooperate in all reasonable respects with Contributor’s Beneficial Holders to effectuate such Exchange; provided, however, that:

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(i)	The Closing shall not be extended or delayed by reason of such Exchange, unless Acquiror has breached its obligations to Contributor under this Agreement;

(ii)	Neither Acquiror nor Gramercy shall be required to incur any additional extraordinary (as opposed to a normal, customary and recurring) cost or expense as a result of such Exchange, other than the cost of Acquiror’s counsel in connection with the preparation of this Agreement and the other documents contemplated by this Agreement. Contributor hereby covenants and agrees, on behalf of itself and Contributor’s Beneficial Holders, that it shall, promptly on demand, reimburse Acquiror or Gramercy for any additional extraordinary cost or expense (as opposed to a normal, customary and recurring cost or expense, such as the analysis or computation related to the manner in which depreciation and built-in gain are allocated by Contributor’s Beneficial Holders), including reasonable attorneys’ fees (e.g. those in excess of the cost of Acquiror’s counsel in connection with the preparation of this Agreement and the other documents contemplated by this Agreement), actually incurred by any or all of Acquiror and Gramercy (i) as a result of the characterization of the contribution of the Property pursuant to this Agreement as a tax-free partnership contribution pursuant to Section 721 of the Internal Revenue Code, or (ii) which is directly attributable to the Exchange;

(iii)	Neither Acquiror nor Gramercy warrant, nor shall either of them be responsible for, the federal, state or local tax consequences to Contributor’s Beneficial Holders resulting from either (i) the transactions contemplated by this Agreement or (ii) the allocation, if any, of losses and liabilities of Acquiror to Contributor’s Beneficial Holders under the Partnership Agreement, the Internal Revenue Code or Treasury Regulations promulgated under the Internal Revenue Code; and

(iv)	Except as otherwise expressly set forth in this Agreement and in the documents executed and delivered by Acquiror at the Closing, neither Acquiror nor Gramercy shall incur any liability under any document or agreement required to be executed or delivered in connection with such Exchange.

(v)	The provisions of this Section 6(d) shall survive the Closing and, to the extent applicable, inure to the benefit of Contributor’s Beneficial Holders as third party beneficiaries.

Section 7.            Title. At Closing, Contributor agrees to convey to GPT Acquisition Sub good and indefeasible fee simple title to the Property, free and clear of all liens, defects of title, and encumbrances except for the Leases, taxes for the current year and subsequent years not yet due and payable, and other exceptions set forth in the Title Report which Contributor does not agree to cure or cause to be insured over under Section 8(a) herein and in which Acquiror waives as an Objection pursuant to said Section 8(a) (collectively, the “Permitted Exceptions”).

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Section 8.	Examination of Property. Contributor and Acquiror hereby agree as follows:

(a)	Title Examination. Acquiror shall, at Acquiror’s sole cost and expense, order a commitment for the issuance of the Title Policy (such commitment, the “Title Report”) from the Title Insurer and request that Title Insurer deliver to Acquiror and Contributor the Title Report together with legible copies of all recorded documents referenced in the Title Report not more than ten (10) days after the Effective Date. Acquiror may, at Acquiror’s sole cost and expense, order a current ALTA plat of survey of the Property (the “Survey”), prepared by a duly licensed land surveyor (the “Surveyor”), reasonably acceptable to Acquiror and the Title Insurer and request that Surveyor deliver to Acquiror, Contributor and the Title Insurer the Survey not more than ten (10) days after the Effective Date. Acquiror shall furnish to Contributor, within five (5) days after receipt of the Title Report and Survey (the “Title Review Period”), a copy of the Title Report, together with a statement specifying any defects, exceptions or objections, in and to the Title Report and/or the Survey, which are unacceptable to Acquiror, in its sole and absolute discretion (the “Objections”). Contributor shall notify Acquiror within five (5) days after receipt of the Objections whether Contributor elects to cure the Objections. If Contributor does not respond within such five (5) day period, Contributor shall be deemed to have elected to not cure the Objections. If Contributor does not agree (or is deemed to not agree) to cure the Objections, Acquiror shall have the right, by notice given to Contributor and Title Insurer within five (5) days after receipt of Contributor’s notice (or within five (5) days of the expiration of Contributor’s five (5) day response period, if Contributor does not respond), either to: (a) waive the Objections and proceed to Closing without abatement or reduction of the Contribution Consideration; or (b) terminate this Agreement, in which case the Earnest Money shall immediately be returned to Acquiror, whereupon (except as expressly provided herein), this Agreement and all rights and obligations of the respective Parties hereunder shall be null and void. Notwithstanding the foregoing, Contributor shall be required to cause the removal of: (i) any monetary liens or encumbrances against the Property other than the mortgage or deed of trust securing the Loan in the event Lender approves of the contribution of the Property subject to the Loan; and (ii) any monetary liens or encumbrances created by or through Contributor after the searched-through date of the Title Report.

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(b)	Examination. On or before the date that is ten (10) days after the Effective Date, Contributor shall provide to Acquiror copies of the following documents and materials pertaining to the Property to the extent within Contributor’s possession or control: rent rolls, historical financial reporting by each Tenant, ALTA survey, site plans and specifications, architectural plans, environmental/hazardous material reports, soils reports, governmental permits/approvals, zoning information, tax information and utility letters, copies of all Loan Documents, and any other documents relating to the Property and/or the Loan reasonably requested by Acquiror (the “Evaluation Materials”). Additionally, commencing on the Effective Date and continuing through the expiration of the Examination Period, Acquiror, its agents and designees, shall have the right to communicate with any Tenant and enter the Property for the purposes of inspecting the Property, conducting soil tests to the extent same are reasonably necessary or desirable in light of the results of Acquiror’s Phase I environmental investigations or Acquiror’s engineering studies, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other investigations and inspections as Acquiror may reasonably require to assess the condition and suitability of the Property; provided, however, that such activities by or on behalf of Acquiror on the Property shall not damage the Property nor unreasonably interfere with the conduct of business by any Tenant under its Lease; and provided, further, however, that Acquiror shall indemnify and hold Contributor harmless from and against any and all physical damage or personal injury to the extent resulting from the activities of Acquiror and its agents and designees on the Property, and Acquiror shall promptly repair any and all damage caused, in whole or in part, by Acquiror and return the Property to its condition prior to such damage, which obligation shall survive Closing or any termination of this Agreement. Acquiror shall give Contributor reasonable written notice (which in any event shall not be less than two (2) days) before entering the Property. Acquiror and its agents and designees shall maintain commercial general liability (occurrence) insurance in an amount of not less than $2,000,000.00 covering any accident arising in connection with the presence of Acquiror and its agents and designees at the Property and the performance of any inspections, examinations or studies thereon and shall deliver a certificate of insurance (in form and substance reasonably satisfactory to Contributor) naming Contributor as an additional insured thereunder, verifying the existence of such coverage to Contributor prior to entry upon the Property. Contributor may have a representative present during any and all examinations, inspections and/or studies on the Property conducted by Acquiror or its representatives and at the time of any communications with any Tenant. Acquiror shall have the unconditional right, for any reason, including, but not limited to, because the Loan Assumption is not agreed to by Lender or satisfactory (in Acquiror’s sole discretion) or because forms of the Assumption Documents are not agreed to by Lender, or for no reason, to terminate this Agreement by giving written notice thereof to Contributor and Title Insurer prior to the expiration of the Examination Period, in which event this Agreement shall become null and void, Title Insurer shall immediately deliver the Earnest Money to Acquiror (with no further notification or direction by Contributor necessary), and all rights, liabilities and obligations of the Parties under this Agreement shall expire, except as otherwise set forth herein. If Acquiror does not so terminate this Agreement prior to the expiration of the Examination Period (as may be extended pursuant to Section 8(c)), Acquiror conclusively shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 8(b).

(c)	Extension of Examination Period. If Acquiror obtains a report during the Examination Period that recommends that additional testing or inspection be performed with respect to the Property or any component or aspect thereof and such testing or inspection cannot reasonably be performed during the Examination Period, Acquiror may elect, by written notice on or before the expiration of the Examination Period, to extend the Examination Period for the time required to perform any such tests or inspections, which time shall, in any event, not exceed thirty (30) days after Acquiror’s receipt of any report which recommends such additional testing or inspection. Any such additional testing or inspection shall be governed by the provisions of Section 8(b).

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(d)	Confidentiality. Acquiror agrees to exercise reasonable efforts to maintain in confidence the information and terms contained in the Evaluation Materials and this Agreement (collectively, the “Transaction Information”). Acquiror shall not, under any circumstances, disclose all or any portion of the Transaction Information to any person or entity and shall maintain the Transaction Information in the strictest confidence; provided, however, that Acquiror may disclose the Transaction Information: (i) to Acquiror’s attorneys, accountants and other professional advisors to the extent such parties reasonably need to know such Transaction Information in order to assist and perform services on behalf of Acquiror; (ii) to the extent required by any applicable statute, law, regulation or governmental authority; (iii) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement; (iv) in connection with any filings (collectively, “Public Filings”) (including any amendment or supplement to any S-11 filing) with governmental agencies (including the United States Securities and Exchange Commission) by Acquiror or any direct or indirect member of Acquiror; and (v) to the extent that any Public Filings mention Acquiror or an affiliate of Acquiror specifically, such party may confirm the existence of this Agreement or respond to any matters related to such party or its affiliate disclosed in such filings in response to inquiries it receives.

Section 9.             Risk of Loss/Condemnation. Until Closing, the risk of loss or damage to the Property, except as otherwise provided herein shall be borne by Contributor. In the event all or any portion of the Property is damaged in any casualty or condemned or taken (or notice of any condemnation or taking is issued) so that: (a) any Tenant has a right of termination under the applicable Lease and does not waive such right of termination within fifteen (15) days after such casualty, condemnation or taking (or notice thereof), or (b) with respect to any casualty, if the cost to repair such casualty would exceed five percent (5%) of the Contribution Consideration of the Property, and with respect to any condemnation or taking (or notice thereof), if any Tenant has the right to reduce its rent under the applicable Lease, or any Improvements or access to the Property or more than five percent (5%) of the Property is (or will be) condemned or taken, then, Acquiror may elect to terminate this Agreement by providing written notice of such termination to Contributor within ten (10) business days after Acquiror’s receipt of notice of such condemnation, taking or damage, upon which termination the Earnest Money shall be returned to the Acquiror and neither Party hereto shall have any further rights, obligations or liabilities under this Agreement, except as otherwise set forth herein. With respect to any condemnation or taking (of any notice thereof), if Acquiror does not elect to cancel this Agreement as aforesaid, there shall be no abatement of the Contribution Consideration and Contributor shall assign to Acquiror at the Closing the rights of Contributor to the awards, if any, for the condemnation or taking, and Acquiror shall be entitled to receive and keep all such awards. With respect to a casualty, if Acquiror does not elect to terminate this Agreement or does not have the right to terminate this Agreement as aforesaid, there shall be no abatement of the Contribution Consideration and Contributor, subject to the terms of the applicable Lease, shall assign to Acquiror at the Closing the rights of Contributor to the proceeds under Contributor’s insurance policies covering such Property with respect to such damage or destruction (or pay to Acquiror any such proceeds received prior to Closing) and pay to Acquiror the amount of any deductible with respect thereto, and Acquiror shall be entitled to receive and keep any monies received from such insurance policies.

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Section 10.	Earnest Money Disbursement.

The Earnest Money shall be held by the Title Insurer, in escrow on Acquiror’s behalf, and disbursed only in accordance with this Agreement, including, without limitation, the following provisions:

(a)	[Intentionally omitted]

(b)	The Title Insurer shall invest the Earnest Money in a money market account at a national financial institution reasonably satisfactory to Acquiror and Contributor. The Title Insurer shall not commingle the Earnest Money with any funds of the Title Insurer or others, and shall promptly provide Acquiror and Contributor with confirmation of receipt of the Earnest Money and the investment thereof in accordance with this Section 10(b).

(c)	At Closing, the Title Insurer shall deliver the Earnest Money to Acquiror. Following the expiration of the Examination Period (and provided this Agreement has not otherwise been terminated), if the Closing does not occur, the Title Insurer shall deliver the Earnest Money to Contributor or Acquiror only upon receipt of a written demand (a “Demand”) therefor from such Party, in accordance with this Section 10(c). Upon Title Insurer’s receipt of a Demand, the Title Insurer shall give written notice to the other Party of the Demand in accordance with Section 18, within one (1) business day after receipt thereof. If the Title Insurer does not receive a written objection to the Demand from the other Party within five (5) business days after such party’s receipt of Title Insurer’s notice, the Title Insurer is hereby authorized to make the payment set forth in the Demand. If the Title Insurer does receive such written objection within such period, the Title Insurer shall continue to hold the Earnest Money until otherwise directed by written instruction signed by both Contributor and Acquiror or as directed in accordance with any final adjudication of a court of competent jurisdiction. Notwithstanding the foregoing, if Acquiror delivers a notice to Title Insurer on or prior to the expiration of the Examination Period that Acquiror has terminated this Agreement, then Title Insurer shall immediately return the Earnest Money to Acquiror without the necessity of delivering any notice to, or receiving any notice from Contributor.

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(d)	The Parties acknowledge that the Title Insurer is acting solely as a stakeholder at their request and for their convenience, that the Title Insurer shall not be deemed to be the agent of either of the Parties, and that the Title Insurer shall not be liable to either of the Parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Contributor or Acquiror resulting from the Title Insurer’s mistake of law respecting the Title Insurer scope or nature of its duties. Contributor and Acquiror shall jointly and severally indemnify and hold the Title Insurer harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Title Insurer’s duties hereunder, except with respect to actions or omissions taken or made by the Title Insurer in bad faith, in disregard of this Agreement or involving negligence on the part of the Title Insurer. The Title Insurer has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Title Insurer has received and shall hold the Earnest Money in escrow, and shall disburse the Earnest Money pursuant to the provisions of this Agreement, including, without limitation, this Section 10.

Section 11.	Default.

(a)	In the event Acquiror defaults in any of its obligations in this Agreement and fails to cure the same within five (5) days of notice thereof, Contributor shall be entitled, as its SOLE AND EXCLUSIVE remedy, to either: (i) waive such default and proceed to Closing in accordance with the terms and provisions hereof; or (ii) terminate this Agreement, whereupon Contributor shall be entitled to a disbursement of the Earnest Money as liquidated damages. Upon such termination, neither Acquiror nor Contributor shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein. Nothing herein shall restrict Contributor from pursuing any claim under the indemnity by Acquiror under Section 8(b), which obligation of Acquiror shall survive any termination or expiration of this Agreement.

(b)	In the event Contributor defaults in any of its obligations in this Agreement and fails to cure the same within five (5) days of notice thereof, Acquiror shall be entitled, as its SOLE AND EXCLUSIVE remedy, to either: (i) waive such default and proceed to Closing in accordance with the terms and provisions hereof; (ii) seek to enforce specific performance of Contributor’s obligations hereunder; or (iii) terminate this Agreement, whereon Acquiror shall be entitled to a disbursement of the Earnest Money and payment by Contributor of all of the reasonable and documented (by invoice) out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement not to exceed Fifty Thousand and 00/100 ($50,000.00). Upon such termination, neither Acquiror nor Contributor shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein. Notwithstanding the foregoing, in the event Contributor willfully breaches its obligation to transfer the Property to Acquiror in accordance with this Agreement, and provided specific performance is not an available remedy therefor, Acquiror shall, in addition to the foregoing, be permitted to pursue any and all rights and remedies available to Acquiror at law or in equity and the limitation with respect to out-of-pocket costs set forth in this Section 11(b) shall not be applicable.

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Section 12.          Closing. The Closing shall consist of the execution and delivery of documents by Contributor and Acquiror, as set forth below, and delivery by Acquiror of the Contribution Consideration in accordance with the terms of this Agreement. Contributor shall deliver to Acquiror at Closing or at such other time as set forth below, the following executed documents:

(a)	a special warranty deed subject only to the Permitted Exceptions (the “Deed”), in the form of Exhibit B attached hereto;

(b)	an Assignment of Leases and Security Deposits, in the form of Exhibit C attached hereto from Contributor to Acquiror, assigning the Leases and any security deposits thereunder to Acquiror;

(c)	a Bill of Sale in the form of Exhibit D attached hereto from Contributor to Acquiror conveying the Personalty and Intangible Property to Acquiror;

(d)	an Assignment of Contracts, Permits, Licenses and Warranties in the form of Exhibit E attached hereto from Contributor to Acquiror;

(e)	a settlement statement setting forth the Contribution Consideration, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;

(f)	to the extent Contributor is a party thereto, the Assumption Documents;

(g)	good standing certificates and corporate resolutions or member or partner consents, as applicable, and such other documents as reasonably requested by the Title Insurer for issuance of the Title Policy;

(h)	keys to all locks located in the Property, to the extent Contributor has such keys in its possession or readily accessible thereto;

(i)	to the extent not previously delivered to Acquiror, an original of each Lease (and if an original is not available, a copy of the Lease certified by an officer of Contributor to be true, correct and complete) and any still valid warranties issued to such in connection with the construction of the Improvements (it being agreed that in the event such warranties are not assignable to Acquiror, Contributor shall use its best efforts to have such warranties re-issued to Acquiror or any Tenant, as requested by Acquiror);

(j)	estoppel certificates from each Tenant and Lease Guarantor in the form of Exhibit F attached hereto (as modified for the Lease Guarantor to refer to the Lease Guaranty related to the Lease) as well as the estoppels described in Section 19(b) which, in all cases, do not assert any defaults, offsets, defenses, punchlist items or claims under the Lease (provided, however, that any such estoppel certificate shall not be deemed unacceptable solely due to (1) the estopping party inserting “to the best of its knowledge” or similar qualifying language into the second sentence of Paragraph 13 of Exhibit F, or (2) any other deviations from the form of Exhibit F which are of de minimis economic impact) and which are dated not earlier than thirty (30) days prior to the Closing Date, which estoppel certificates shall be delivered by Contributor to Acquiror at least five (5) business days prior to the Closing;

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(k)	a letter to each Tenant in the form of Exhibit G attached hereto;

(l)	a then-current rent roll certified by Contributor as true, correct and complete;

(m)	to the extent not previously delivered to Acquiror, an Investor Letter satisfactorily completed and executed each of Contributor’s Beneficial Holders; and

(n)	Joinder Agreements executed each of Contributor’s Beneficial Holders.

At the Closing, Acquiror shall: (i) instruct the Title Insurer to deliver the Earnest Money to Acquiror; (ii) deliver the Contribution Consideration, including, without limitation, the OP Units to Contributor’s Beneficial Holders; (iii) execute and deliver execution counterparts of the closing documents referenced in clauses (b), (d) and (e) above; (iv) to the extent Acquiror is a party thereto, Acquiror shall execute and deliver execution counterparts of the Assumption Documents; (v) execute and deliver any other documents or items required by this Agreement or reasonably requested by the Title Insurer; and (vi) cause Gramercy, as general partner of Acquiror, to countersign all of the Joinders referenced in clause (n) above. The Closing shall be held through the mail by delivery of the closing documents to the Parties on or prior to the Closing or such other place or manner as the Parties hereto may mutually agree.

Section 13.          Contributor’s Representations. Contributor represents and warrants to Acquiror as follows:

(a)	Contributor is duly organized (or formed), validly existing and in good standing under the laws of its state of organization, and to the extent required by law, the State in which the Property is located. Contributor is authorized to consummate the transaction set forth herein and fulfill all of its respective obligations hereunder and under all closing documents to be executed by Contributor, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Contributor, and to perform all of Contributor’s obligations hereunder and thereunder. Neither the execution and delivery of this Agreement and all closing documents to be executed by Contributor, nor the performance of the obligations of Contributor hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Contributor is bound;

(b)	Except as listed in Schedule 13(b) attached hereto, Contributor has not received any written notice of any current or pending litigation, tax appeals or environmental investigations against Contributor or the Property and Contributor does not have any knowledge of any pending litigation, tax appeals or environmental investigations (other than as part of Acquiror’s due diligence) against Contributor or the Property;

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(c)	Contributor has not entered into any contracts, subcontracts or agreements affecting the Property which will be binding upon Acquiror after the Closing other than the Leases and Contracts listed in Schedule 13(c) attached hereto (the “Contracts”);

(d)	Except for defaults cured on or before the date hereof, Contributor has not received any written notice of default under the terms of any of the Contracts;

(e)	Except for violations cured or remedied on or before the date hereof and except as listed in Schedule 13(e) attached hereto, Contributor has not received any written notice from (or delivered any notice to) any governmental authority regarding any violation of any law applicable to the Property and Contributor does not have knowledge of any such violations;

(f)	The Personalty to be transferred to Acquiror is free and clear of liens, security interests and other encumbrances arising by, through or under Contributor, except as a result of Existing Loan Documents securing a Loan that shall be assumed by Acquiror at or prior to Closing;

(g)	(i) Attached hereto as Schedule 13(g) is a true, correct and complete copy of each Lease; (ii) each Lease is in full force and effect; (iii) there are no monetary defaults under any Lease and Contributor has no knowledge of any non-monetary defaults under any Lease that have not been cured; (iv) there are no unpaid tenant improvement allowances, leasing, brokerage commissions or security deposits (except for security deposits set forth in the Leases) due any party; and (v) Contributor has no knowledge of any claims, offsets or defenses by any Tenant under its Lease;

(h)	There are no occupancy agreements, leases, lettings, tenancies or subtenancies affecting the Property other than the Leases;

(i)	Contributor has no knowledge of any material violation of applicable zoning laws, regulations or ordinances;

(j)	Contributor is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and upon consummation of the transaction contemplated hereby, Acquiror will not be required to withhold from the Contribution Consideration any withholding tax;

(k)	Contributor has no knowledge of any pending or threatened condemnation proceedings affecting the Property and Contributor has not received any written notice that there is any pending or threatened condemnation of all or any part of any Property;

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(l)	Contributor has no knowledge of any proceedings pending to correct or reduce the assessed valuation of the Property;

(m)	There are no employees of Contributor engaged in the operation or maintenance of the Property;

(n)	Contributor has no knowledge of any pending action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property;

(o)	To Contributor’s knowledge, except as set forth in the environmental reports previously delivered by Contributor to Acquiror, no hazardous substances have been generated, stored, released, or disposed of on or about the Property in violation of any law, rule or regulation applicable to the Property which regulates or controls matters relating to the environment or public health or safety (collectively, “Environmental Laws”). To Contributor’s knowledge, Contributor has not received any written notice from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority concerning any petroleum product or other hazardous substance discharge or seepage. For purposes of this Section 13(o), “hazardous substances” shall mean any substance or material which is defined or deemed to be hazardous or toxic pursuant to any Environmental Laws;

(p)	(i) The Loan is fully funded and the outstanding principal balance of the Loan as of the Effective Date is as specified in the definition thereof in Schedule 1; (ii) there are no defaults by Contributor under any of the Existing Loan Documents, and no event, act or omission has occurred that with the passing of time would give rise to a default under the Existing Loan Documents; (iii) the Property constitutes all of the property subject to liens created by the Existing Loan Documents; (iv) all provisions of the Existing Loan Documents are in full force and effect; and (v) the representations and warranties made by Contributor in the Existing Loan Documents or in any other documents or instruments delivered in connection with the Existing Loan Documents, are true and correct as of the Effective Date and as of the Closing Date, with the same force and effect as if made on such date; and

(q)	There is no right of first refusal, option to purchase, purchase contract or other prior right of any party to purchase all or any portion of the Property, except for an option to purchase to El Paso Property, which will be relinquished pursuant to a payment of $200,000 by Contributor.

(r)	Contributor is an Accredited Investor and, to the best of Contributor’s knowledge, except as set forth in Schedule 13(r) attached hereto, all of Contributor’s Beneficial Holders are Accredited Investors.

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(s)	George Hicker and Robb Wenrich are the persons employed by Contributor whose regular duties include direct supervision and involvement in the matters covered in the prior representations in this Section 13.

The representations and warranties of Contributor shall survive Closing for a period of nine (9) months. When used herein, the phrase “to Contributor’s knowledge” or derivations thereof shall mean the actual knowledge of either George Hicker or Robb Wenrich without any obligation to make investigation or inquiry regarding the Property, files, documents or studies that are outside of his duties in the ordinary course of his business.

Section 14.         Acquiror’s Representations. Acquiror represents and warrants to, and covenants with, Contributor as follows:

(a)	Acquiror is duly formed, validly existing and in good standing under the laws of Delaware, is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Acquiror, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Acquiror, and to perform all of Acquiror’s obligations hereunder and thereunder. On or prior to the expiration of the Examination Period, this Agreement and all closing documents to be executed by Acquiror will have been duly authorized by all requisite corporate or other required action on the part of Acquiror and will be the valid and legally binding obligation of Acquiror, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all closing documents to be executed by Acquiror, nor the performance of the obligations of Acquiror hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Acquiror or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Acquiror is bound.

(b)	No petition has been filed by or against Acquiror under the Federal Bankruptcy Code or any similar state or Federal law.

(c)	Acquiror has been at all times, and presently intends to continue to be, classified as a partnership or a publicly traded partnership taxable as a partnership for federal income tax purposes and not an association taxable as a corporation or a publicly traded partnership taxable as a corporation.

(d)	To the best of Acquiror’s actual knowledge, there is no material action, suit or proceeding pending or threatened against Acquiror or Gramercy that is expected to have a material adverse effect on Acquiror or Gramercy, or impair the ability of Acquiror to complete the transactions contemplated hereby.

(e)	Prior to Closing, without the prior written consent of Contributor, Acquiror shall not cause or permit to be made or adopted any amendment to the Partnership Agreement that requires the consent of the limited partners of Acquiror pursuant to Sections 14.01.C or 14.01.D of the Partnership Agreement.

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The representations and warranties of Acquiror shall survive Closing for a period of nine (9) months.

Section 15.         Gramercy’s Representations. Gramercy represents and warrants to, and covenants with, Contributor as follows:

(a)	On or prior to the expiration of the Examination Period, the performance of this Agreement by Acquiror will have been duly authorized by Gramercy in accordance with the Partnership Agreement.

(b)	Gramercy is a real estate investment trust duly authorized and validly existing under Maryland law. On or prior to the expiration of the Examination Period, the performance of this Agreement by Gramercy, as general partner of Acquiror, will have been duly authorized by Gramercy, and this Agreement will be binding on Gramercy, as general partner of Acquiror, and enforceable against it, as general partner of Acquiror, in accordance with its terms.

(c)	Gramercy qualifies as a real estate investment trust pursuant to Sections 856 through 860 of the Internal Revenue Code, and currently intends to continue to so qualify.

The representations and warranties of Gramercy shall survive Closing for a period of nine (9) months and, to the extent applicable, shall inure to the benefit of Contributor’s Beneficial Holders as third party beneficiaries.

Section 16.         Conditions to Acquiror’s Obligations. Acquiror’s obligation to pay the Contribution Consideration, and to accept title to the Property, shall be subject to the following conditions precedent on and as of the Closing Date:

(a)	Possession of the Property shall be delivered to Acquiror free and clear of all occupancy agreements, leases, lettings, tenancies or subtenancies, except for the Leases;

(b)	Contributor shall have received and delivered to Acquiror the estoppel certificates from (i) each Tenant and Lease Guarantor as required under Section 12 above, and (ii) such other parties as may be required pursuant to Section 19(b);

(c)	Contributor shall deliver to Acquiror on or before the Closing the other items set forth in Section 12 above;

(d)	Title Insurer shall have irrevocably committed to delivering the Title Policy to Acquiror, with the standard survey modification in accordance with applicable rules, for the Real Property in the amount of the Contribution Consideration, dated, or updated to, the date of the Closing, insuring, or committing to insure, at its promulgated premium rates Acquiror’s good and indefeasible title in fee simple to the Real Property and otherwise in such form and with such endorsements as provided in the title commitment approved by Acquiror pursuant to Section 8 hereof and subject only to the Permitted Exceptions;

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(e)	Each Tenant shall be in possession of the premises demised under its Lease and paying full and unabated rent thereunder;

(f)	The representations and warranties of Contributor contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing, and Contributor shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Contributor prior to or at the Closing; and

(g)	Acquiror’s obligation to close the transaction under this Agreement is conditioned on Lender’s consent, subject to its customary closing conditions, but in no event shall Acquiror be obligated to close if any condition of Lender’s consent shall modify the terms of the Loan or the Existing Loan Documents in a matter adverse to the borrower thereunder, in writing to Acquiror’s purchase of the Property subject to the Loan (“Lender Consent”).

(i)	Promptly after the Effective Date, Acquiror shall submit to Lender an application (the “Application”) to assume the Loan and to replace any existing guarantor thereof (“Guarantor”) as the guarantor under the Loan with respect to matters first arising from and after the Closing. Acquiror shall deliver to Lender, reasonably promptly after Lender’s request, copies of all applications, financial statements, reports and organizational materials required of Acquiror in connection with the assumption of the Loan. Contributor and Acquiror shall cooperate with one another to obtain Lender Consent. Except as otherwise expressly provided for in this Agreement, Acquiror shall be solely responsible for satisfaction of all conditions and requirements imposed by Lender in connection with Acquiror’s assumption of the Loan under the Loan Assumption Conditions, as set forth in Schedule 1; provided that Acquiror shall have no obligation to assume or agree to any change to the economic terms of the Existing Loan Documents or to any change to other provisions of Existing Loan Documents that will have a material adverse impact on the borrower or guarantor under the Loan (“Material Loan Modifications”).

(ii)	In furtherance of the foregoing, Acquiror shall:

(1)	provide to Lender true, correct and complete financial statements of Acquiror and any substitute guarantor or environmental indemnitor proposed by Acquiror, and truthful, accurate and complete information in response to all other requests and requirements of Lender;

(2)	send Contributor, reasonably promptly, (A) copies of all written communications approved by Contributor that are sent to Lender and (B) after receipt, copies of all material correspondence received from Lender; Contributor shall keep confidential all materials contained in the Application or submitted in connection with the Application that are delivered to Contributor by Acquiror;

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(3)	execute and deliver all such documents and instruments as shall be requested or required by Lender to facilitate the sale of the Property subject to the Loan, provided there are no Material Loan Modifications;

(4)	endeavor to have Lender release Guarantor’s obligations and liabilities in connection with the Loan to the extent first arising after the Closing (the “Post-Closing Loan Liabilities”). If, however, Lender will not agree to so release Guarantor, Acquiror shall indemnify and hold harmless Guarantor from all cost, liability, loss and expense, including reasonable attorney’s fees and expenses arising out of or relating to the Post-Closing Loan Liabilities;

(5)	pay at Closing or on such earlier date as may be imposed by Lender, an assumption fee not to exceed the Scheduled Assumption Fee, as set forth in Schedule 1; and reimburse Lender’s out-of-pocket costs, fees and expenses in connection with the Loan Assumption (collectively, the “Loan Assumption Fees”). The Loan Assumption Fees shall be non-refundable.

(iii)	Each of Acquiror and Contributor shall deliver to the other, promptly upon receipt or sending, as applicable, copies of all material correspondence among or between Lender, Acquiror or Contributor, as the case may be, and their respective representatives (excluding, however, any financial or confidential information except as expressly required otherwise herein). Each of Acquiror and Contributor shall endeavor to keep the other party reasonably apprised on a current basis of all communications with Lender.

(iv)	If Lender issues Lender Consent (and same does not impose any Material Loan Modifications) and Acquiror fails to assume the mortgagor’s obligations under the Loan, such failure shall be a material default by Acquiror under this Agreement;

(h)	Lender shall have executed and delivered the Assumption Documents in a form acceptable to Acquiror in Acquiror’s reasonable discretion, provided, however, that Acquiror shall be obligated to accept the Assumption Documents only if same are on the existing terms of the Existing Loan Documents with no modifications, amendments or other changes that are adverse to the borrower thereunder;

(i)	Contributor shall have caused the “Lease Conditions,” as set forth in Schedule 1, to be fulfilled;

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(j)	The Loan and the Leases shall continue to be in full force and effect with no changes thereto, except as required by the “Lease Conditions,” as set forth in Schedule 1;

(k)	Acquiror shall have received a satisfactorily completed Investor Letter from each of Contributor’s Beneficial Holders confirming, among other things, that each of Contributor’s Beneficial Holders, except those identified on Schedule 13(r) hereto, are Accredited Investors;

(l)	The SEC shall have declared effective the Registration Statement for the Conversion Shares; and

(m)	The OP Unit Value shall not be less than the OP Unit Value Floor.

Section 17.         Conditions to Contributor’s Obligations. Contributor’s obligation to deliver title to the Property shall be subject to the following conditions precedent on and as of the Closing Date:

(a)	Acquiror shall deliver to Contributor on the Closing Date the remainder of the Contribution Consideration, subject to adjustment of such amount pursuant to Section 2 hereof, and the other items set forth as Acquiror’s responsibility in Section 12 above;

(b)	The representations and warranties of Acquiror contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing, and Acquiror shall have paid the Contribution Consideration due at Closing; and

(c)	The SEC shall have declared effective the Registration Statement for the Conversion Shares

Section 18.         Notices. Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any Party to the other in connection herewith shall be in writing and sent by: (i) electronic transmission to the addresses set out in Section 1, followed by confirmation of delivery thereof or overnight delivery via a nationally recognized overnight courier, to the addresses set out in Section 1, or at such other addresses as specified by written notice delivered in accordance herewith; or (ii) overnight delivery via a nationally recognized overnight courier, to the addresses set out in Section 1, or at such other addresses as specified by written notice delivered in accordance herewith. Notice shall be deemed given on the date such notice was sent by way of electronic transmission or on the date delivered in person by such nationally recognized overnight courier.

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Section 19.         Contributor Covenants.

(a)	Contributor agrees that it: (i) shall continue to operate the Property in the same manner in which Contributor has previously operated the Property; (ii) shall, subject to Section 9 hereof and subject to reasonable wear and tear, maintain the Property in the same (or better) condition as exists on the date hereof; and (iii) shall not, without Acquiror’s prior written consent: (1) amend, modify or terminate any Lease in any manner; (2) consent to an assignment of any Lease or any sublease of the premises demised thereunder or a termination or surrender thereof; (3) consent to an alteration of the premises demised thereunder (unless such consent is non-discretionary); and/or (4) enter into any contracts, subcontracts or agreements affecting the Property which cannot be terminated at Closing without penalty or cost. Contributor shall promptly inform Acquiror in writing of the occurrence of any of the foregoing and of the occurrence of any material event adversely affecting the ownership, use, occupancy or maintenance of the Property, whether insured or not.

(b)	Contributor shall deliver or cause to be delivered to Acquiror estoppel letters from any and all parties to any easement agreements which impose assessments or ongoing duties relating to the Real Property on or before the date that is five (5) business days prior to the date of the scheduled Closing, which estoppels shall be in the form required by the applicable agreements without any factual insertion by the signatory thereof that, if true, would (a) have a material adverse impact on Acquiror, the Property, the Leases or the Loan or (b) be a breach of Contributor’s representations, warranties, covenants or other obligations under this Agreement.

Section 20.         Entire Agreement. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 21.         No Representations or Warranties. Acquiror hereby acknowledges, understands and agrees that it has an opportunity to inspect the Property as set forth in Section 8 herein, and except as set forth in this Agreement, the Property shall be conveyed at Closing to Acquiror in “as-is” condition with no representation or warranties whatsoever.

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(a)	ACQUIROR AND CONTRIBUTOR UNDERSTAND, ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR CONTAINED IN SECTION 13 OR AS OTHERWISE PROVIDED IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS: ACQUIROR’S ACQUISITION OF THE PROPERTY AND ANY OTHER RIGHTS AND INTERESTS TO BE CONVEYED, CONTRIBUTED, TRANSFERRED AND/OR ASSIGNED PURSUANT TO THIS AGREEMENT SHALL BE ON AN “AS IS” “WHERE IS” BASIS AND CONDITION WITH ALL FAULTS, AND ACQUIROR ACKNOWLEDGES AND AGREES THAT CONTRIBUTOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO: (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, OR AS TO THE PHYSICAL MEASUREMENTS OR USABLE SPACE OF THE PROPERTY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY OR THE EXPENSES OR OPERATIONS OF THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH ACQUIROR MAY CONDUCT THEREON; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PROPERTY; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO THE PROPERTY; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (H) THE EXISTENCE OR NONEXISTENCE OF ANY LATENT OR PATENT DEFECTS WITH RESPECT TO THE PROPERTY; (I) THE EXISTENCE OR NONEXISTENCE OR DISPOSAL OF HAZARDOUS SUBSTANCES OR POLLUTANTS AT, IN, ON, UNDER OR IN THE VICINITY OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY “HAZARDOUS SUBSTANCES: AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATIONS AND LIABILITY ACT OF 1980, AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER (COLLECTIVELY, “CERCLA”) AND ANY “SOLID WASTE” AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261; (J) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING, WITHOUT LIMITATIONS, CERCLA (COLLECTIVELY, THE “ENVIRONMENTAL LAWS”), (K) TITLE TO THE PROPERTY OR THE ASSIGNABILITY, ASSUMABILITY, TRANSFERABILITY OR VALIDITY OF ANY CONTRACTS, AGREEMENTS, FRANCHISES, LICENSES, PERMITS, GOVERNMENT APPROVALS, WARRANTIES OR GUARANTIES RELATING TO THE PROPERTY OR THE USE AND OPERATION THEREOF; (L) COMPLIANCE OR NONCOMPLIANCE WITH LOCAL, STATE OR FEDERAL STATUTES, ORDINANCES, ORDERS, OR REGULATIONS CONCERNING THE PROPERTY OR THE USE THEREOF; (M) PRIOR OR CURRENT OPERATIONS CONDUCTED ON THE PROPERTY; AND (N) ANY OTHER MATTER OR THING WITH RESPECT TO, AFFECTING OR RELATING TO THE PROPERTY. ACQUIROR FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR CONTAINED IN SECTION 13 OR AS OTHERWISE PROVIDED IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, ACQUIROR IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY CONTRIBUTOR OR ANY AFFILIATE OF CONTRIBUTOR OR ANY AGENT, EMPLOYEE, SERVANT OR REPRESENTATIVE OF CONTRIBUTOR OR ANY AFFILIATE OF CONTRIBUTOR OR ANY BROKER OR ANY OTHER PERSON. CONTRIBUTOR IS NOT AND SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATIONS THEREOF, FURNISHED BY CONTRIBUTOR OR ANY AFFILIATE OF CONTRIBUTOR OR ANY AGENT, EMPLOYEE SERVANT OR REPRESENTATIVE OF CONTRIBUTOR OR ANY AFFILIATE OF CONTRIBUTOR OR ANY BROKER OR ANY OTHER PERSON OTHER THAN FOR THE REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR CONTAINED IN SECTION 13 OR AS PROVIDED IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS. ACQUIROR ACCEPTS ALL RISK OF LOSS DUE TO FIRE OR OTHER CASUALTY OR CONDEMNATION OCCURRING WITH RESPECT TO THE PROPERTY EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS. ACQUIROR ACCEPTS ALL RISK OF LOSS DUE TO FIRE OR OTHER CASUALTY OR CONDEMNATION OCCURRING WITH RESPECT TO THE PROPERTY EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT. IT IS UNDERSTOOD AND AGREED THAT THE CONTRIBUTION CONSIDERATION HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY CONTRIBUTED BY CONTRIBUTOR AND ACQUIRED BY ACQUIROR IS AND SHALL BE SUBJECT TO THE FOREGOING.

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(b)	Release. EXCEPT FOR MISREPRESENTATIONS OF CONTRIBUTOR WITH RESPECT TO REPRESENTATIONS AND WARRANTIES MADE BY CONTRIBUTOR HEREIN OR AS OTHERWISE PROVIDED IN THIS AGREEMENT: ACQUIROR HEREBY AGREES THAT, AS OF THE CLOSING, CONTRIBUTOR AND EACH OF ITS DIRECT OR INDIRECT PARTNERS, MANAGERS, MEMBERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, ASSET MANAGERS, ATTORNEYS, AFFILIATES AND RELATED ENTITIES, HEIRS, SUCCESSORS, AND ASSIGNS (COLLECTIVELY, THE “RELEASEES”) SHALL BE, AND ARE HEREBY, FULLY AND FOREVER RELEASED AND DISCHARGED FROM ANY AND ALL LIABILITIES, INCLUDING, WITHOUT LIMITATION, STRICT LIABILITIES, LOSSES, CLAIMS (INCLUDING THIRD PARTY CLAIMS), DEMANDS, DAMAGES (OR ANY NATURE WHATSOEVER), CAUSES OF ACTION, COSTS, PENALTIES, FINES, JUDGMENTS, ATTORNEYS’ FEES, CONSULTANTS’ FEES AND COSTS AND EXPERTS’ FEES (COLLECTIVELY, THE “CLAIMS”) WITH RESPECT TO ANY AND ALL CLAIMS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PROPERTY OR THE PHYSICAL, ENVIRONMENTAL AND STRUCTURAL CONDITION OF THE PROPERTY OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS FOR COST RECOVERY UNDER CERCLA OR ANY OTHER CLAIMS UNDER ANY ENVIRONMENTAL LAWS, AND ANY CLAIM OR MATTER (REGARDLESS OF WHEN IT FIRST APPEARED) RELATING TO OR ARISING FROM: (A) ANY VIOLATION, NONCOMPLIANCE OR OBLIGATION TO COMPLY WITH ENVIRONMENTAL LAWS, THE PRESENCE OF ANY ENVIRONMENTAL PROBLEMS OR THE USE, PRESENCE, STORAGE, RELEASE, DISCHARGE, OR MIGRATION OF HAZARDOUS MATERIALS ON, IN, UNDER OR AROUND THE PROPERTY REGARDLESS OF WHEN SUCH HAZARDOUS MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT THE PROPERTY; (B) ANY PATENT OR LATENT DEFECTS OR DEFICIENCIES WITH RESPECT TO THE PROPERTY; (C) ANY AND ALL MATTERS RELATED TO THE PROPERTY OR ANY PORTION THEREOF, INCLUDING, WITHOUT LIMITATION, THE CONDITION AND/OR OPERATION OF THE PROPERTY AND EACH PART THEREOF; AND (D) THE PRESENCE, RELEASE AND/OR REMEDIATION OF ASBESTOS AND ASBESTOS CONTAINING MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT THE PROPERTY. ACQUIROR HEREBY WAIVES AND AGREES NOT TO COMMENCE ANY ACTION, LEGAL PROCEEDING, CAUSE OF ACTION OR SUIT IN LAW OR EQUITY, OF WHATEVER KIND OR NATURE, DIRECTLY OR INDIRECTLY, AGAINST THE RELEASEES OR THEIR AGENTS IN CONNECTION WITH CLAIMS DESCRIBED ABOVE. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, THE RELEASE PROVIDED IN THIS SECTION 21 SHALL SPECIFICALLY APPLY WHETHER OR NOT ANY OF THE FOREGOING IS ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE NEGLIGENCE OF CONTRIBUTOR OR ANY OTHER RELEASEE. THE FOREGOING WAIVER AND RELEASE BY ACQUIROR SHALL SURVIVE EITHER: (1) THE CLOSING AND THE RECORDATION OF A DEED TRANSFERRING THE PROPERTY TO ACQUIROR, AND SHALL NOT BE DEEMED MERGED INTO SUCH DEED UPON RECORDATION; OR (II) ANY TERMINATION OF THIS AGREEMENT.

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IN CONNECTION WITH THE COVENANTS, AGREEMENTS, ACKNOWLEDGMENTS, WAIVERS, RELEASES AND PROVISIONS CONTAINED IN THIS SECTION 21, ACQUIROR HEREBY AGREES, REPRESENTS AND WARRANTS THAT ACQUIROR REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW KNOWN TO IT OR PRESENTLY UNKNOWN TO IT MAY HAVE GIVEN, OR MAY HEREAFTER GIVE, RISE TO CAUSES OR ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGE, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND ACQUIROR FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT ACQUIROR NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT CONTRIBUTOR FROM ANY SUCH UNKNOWN CLAIMS, DEBTS, AND CONTROVERSIES WHICH MIGHT IN ANY WAY BE INCLUDED AS A MATERIAL PORTION OF THE CONSIDERATION GIVEN TO CONTRIBUTOR BY ACQUIROR IN EXCHANGE FOR CONTRIBUTOR’S PERFORMANCE HEREUNDER. CONTRIBUTOR HAS GIVEN ACQUIROR MATERIAL CONCESSIONS REGARDING THIS TRANSACTION IN EXCHANGE FOR ACQUIROR AGREEING TO THE PROVISIONS OF THIS SECTION 21. THE PROVISIONS OF THIS SECTION 21 SHALL SURVIVE THE CLOSING AND SHALL NOT BE DEEMED MERGED INTO ANY INSTRUMENT OR CONVEYANCE DELIVERED AT THE CLOSING.

(c)	Discharge. Except as otherwise provided in this Agreement or in the closing documents, Acquiror hereby acknowledges and agrees that : (a) prior to the Closing, Acquiror’s sole recourse in the event of a breach by Contributor shall be as set forth herein, and (b) Contributor shall, upon consummation of the Closing, be deemed to have satisfied and fulfilled all of Contributor’s covenants, indemnities, and obligations contained in this Agreement and the documents delivered pursuant hereto, and Contributor shall have no further liability to Acquiror or otherwise with respect to this Agreement, the transfers contemplated hereby, or any documents delivered pursuant hereto except for those that expressly survive the Closing.

Section 22.         Applicable Law. This Agreement shall be construed under the Applicable Laws, as set forth in Schedule 1.

Section 23.         Broker’s Commissions. Acquiror and Contributor each hereby represent that, except for the Brokers listed herein, there are no other brokers involved or that have a right to proceeds in this transaction. Contributor shall be responsible for payment of commissions to the Brokers in the amount due and payable to Brokers to be paid at the Closing. Contributor and Acquiror each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys’ fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying Party (or others on its behalf) for a commission, finder’s fee or similar compensation made by any broker, finder or any Party who claims to have dealt with such Party (except that Acquiror shall have no obligations hereunder with respect to any claim by Brokers). The representations, warranties and indemnity obligations contained in this Section 23 shall survive the Closing or the earlier termination of this Agreement.

Section 24.         Assignment. Acquiror may assign its rights under this Agreement to any entity controlling, controlled by or under common control with Gramercy Property Trust; provided, however, that no such assignment shall relieve Acquiror of any of its obligations hereunder until Closing is complete.

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Section 25.         Attorneys’ Fees. In any action between Acquiror and Contributor as a result of failure to perform or a default under this Agreement, the prevailing Party shall be entitled to recover from the other Party, and the other Party shall pay to the prevailing Party, the prevailing Party’s attorneys’ fees and disbursements and court costs incurred in such action.

Section 26.         Exclusivity. Commencing on the Effective Date and continuing through the expiration of the Examination Period, Contributor shall not solicit, pursue or entertain offers from, negotiate with or in any manner, accept or consider any proposal of any other person relating to the acquisition of the Property or any portion thereof or interest therein.

Section 27.         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 28.         Time of the Essence. Time is of the essence of this Agreement.

Section 29.         Registration Rights.

(a)	Registration Statement.

(i)	Acquiror shall use commercially reasonable efforts to prepare and file with the SEC as promptly as practicable following the Determination Date a Registration Statement covering the resale of all Conversion Shares. The Registration Statement shall be on Form S-3 (except if Acquiror is not then eligible to register for resale the Conversion Shares on Form S-3, in which case such registration shall be on another appropriate form in accordance with the Securities Act and the Exchange Act) and shall contain a “Plan of Distribution” in customary form as agreed by the parties.

(ii)	Acquiror shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as possible after the filing thereof, and, subject to Section 29(a)(v), shall use its commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of (i) the date that all Conversion Shares covered by such Registration Statement have been sold, and (ii) the date that all OP Units have been exchanged for Common Shares, and such Common Shares can be sold under Rule 144 without limitation as to volume (the “Effectiveness Period”); provided that, upon notification by the SEC that a Registration Statement will not be reviewed or is no longer subject to further review and comments, Acquiror shall request acceleration of such Registration Statement within three (3) Trading Days after receipt of such notice and request that it become effective on 4:00 p.m. New York City Time on the Registration Effective Date and file a prospectus supplement for any Registration Statement, whether or not required under Rule 424 (or otherwise), by 9:00 a.m. New York City Time the day after the Registration Effective Date.

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(iii)	Acquiror shall promptly notify the Admitted Partners in writing after receiving notification from the SEC that the Registration Statement has been declared effective.

(iv)	Notwithstanding anything in this Agreement to the contrary, Acquiror may, by written notice to the Admitted Partners, suspend sales under a Registration Statement (and related Prospectus) after the Registration Effective Date thereof and/or require that the Admitted Partners immediately cease the sale of Common Shares pursuant thereto and/or defer the filing of any subsequent Registration Statement in the event Acquiror’s Board of Directors determines in good faith, by appropriate resolutions, that such suspension is necessary to (A) delay the disclosure of material non-public information concerning Acquiror, the disclosure of which at the time is not in the best interests of Acquiror, or (B) amend or supplement the affected Registration Statement and/or related Prospectus so that such Registration Statement and/or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or otherwise required to be made in order for the affected Registration Statement and/or Prospectus to comply with the rules and regulations of the SEC under the Securities Act and Exchange Act. Upon receipt of such notice, each Admitted Partner shall immediately discontinue any sales of Conversion Shares pursuant to such Registration Statement (and related Prospectus) until such Admitted Partner is advised in writing by Acquiror that the current Prospectus or amended Prospectus, as applicable, may be used. In no event, however, shall this right be exercised to suspend sales beyond the period during which (in the good faith determination of Acquiror’s Board of Directors) such suspension is necessary. Acquiror’s rights under this Section 29(a)(iv) may be exercised for no more than thirty (30) consecutive days and sixty (60) days in the aggregate in any twelve (12) month period, without such suspension being considered as part of an Event determination. Immediately after the end of any suspension period under this Section 29(a)(iv), Acquiror shall take all necessary actions (including filing any required supplemental Prospectus) to restore the effectiveness of the applicable Registration Statement and the ability of the Admitted Partners to publicly resell their Conversion Shares pursuant to such effective Registration Statement (and related Prospectus) during the Effectiveness Period.

(v)	Neither Acquiror nor any of its security holders (other than the Admitted Partners in such capacity pursuant hereto) may include securities of Acquiror in the Registration Statement other than the Conversion Shares.

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(b)	Registration Procedures. In connection with Acquiror’s registration obligations hereunder, Acquiror shall:

(i)	Not less than five (5) Trading Days prior to the filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto, furnish to Admitted Partners copies of all such documents proposed to be filed, which documents (other than any document that is incorporated or deemed to be incorporated by reference therein) will be subject to the review of such Admitted Partners. Acquiror shall reflect in each such document when so filed with the SEC such comments regarding the Admitted Partners as the Admitted Partners may reasonably and promptly propose no later than three (3) Trading Days after the Admitted Partners have been so furnished with copies of such documents as aforesaid.

(ii)	(A) Subject to Section 29(a)(v), prepare and file with the SEC such amendments, including post-effective amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective, as to the applicable Conversion Shares for the Effectiveness Period and to comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of the Conversion Shares covered thereby during the applicable period; (B) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; and (C) respond as promptly as commercially reasonable, and in any event within ten (10) Trading Days (except to the extent that Acquiror reasonably requires additional time to respond to accounting comments), to any comments received from the SEC with respect to the Registration Statement or any amendment thereto.

(iii)	Notify the Admitted Partners as promptly as practicable of the following events: (A) any Registration Statement or any post-effective amendment is declared effective; (B) the SEC issues any stop order suspending the effectiveness of any Registration Statement; (C) Acquiror receives notice of any suspension of the qualification or exemption from qualification of any Conversion Shares for sale in any jurisdiction; or (D) the financial statements included in any Registration Statement become ineligible for inclusion therein or any Registration Statement or Prospectus or other document contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(iv)	Use its commercially reasonable efforts to avoid the issuance of or, if issued, obtain the withdrawal of (A) any order suspending the effectiveness of any Registration Statement, or (B) any suspension of the qualification (or exemption from qualification) of any of the Conversion Shares for sale in any jurisdiction, as soon as commercially reasonable.

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(v)	If requested by an Admitted Partner, provide such Admitted Partner without charge, at least one conformed copy of each Registration Statement and each amendment thereto, including financial statements and schedules, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the SEC, which copy may be furnished in electronic form.

(vi)	Promptly deliver to each Admitted Partner, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request, which copy may be furnished in electronic form. Acquiror hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Admitted Partners in connection with the offering and sale of the Conversion Shares covered by such Prospectus and any amendment or supplement thereto in accordance with the terms thereof to the extent permitted by federal and state securities laws and regulations.

(vii)	(A) In the time and manner required by each Trading Market, prepare and file with such Trading Market an additional shares listing application covering all of the Conversion Shares; (B) take all steps necessary to cause such Common Shares to be approved for listing on each Trading Market as soon as commercially reasonable thereafter; and (C) provide to each Admitted Partner evidence of such listing.

(viii)	Prior to any public offering of Conversion Shares, use its commercially reasonable efforts to register or qualify or cooperate with the selling Admitted Partners in connection with the registration or qualification (or exemption from such registration or qualification) of such Conversion Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as any Admitted Partner requests in writing, to keep each such registration or qualification (or exemption therefrom) effective for so long as required, but not to exceed the duration of the Effectiveness Period, and to do any and all other acts or things reasonably necessary or advisable to enable the disposition in such jurisdictions of the Conversion Shares covered by a Registration Statement during the Effectiveness Period; provided, however, that Acquiror shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

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(ix)	Cooperate with the Admitted Partners to facilitate the timely preparation and delivery of certificates representing Conversion Shares to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by this Agreement and under law, of all restrictive legends, and to enable such certificates to be in such denominations and registered in such names as any such Admitted Partners may reasonably request.

(x)	Upon the occurrence of any event described in Section 29(b)(iii)(D), as promptly as commercially reasonable, prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(xi)	Acquiror shall pay all fees and expenses incident to the performance of or compliance with Section 29 of this Agreement by Acquiror, including without limitation (A) all registration and filing fees and expenses, including without limitation those related to filings with the SEC, any Trading Market and in connection with applicable state securities or Blue Sky laws, (B) printing expenses (including without limitation expenses of printing certificates for Conversion Shares), (C) messenger, telephone and delivery expenses, (D) fees and expenses of all other Persons retained by Acquiror in connection with the consummation of the transactions contemplated by this Agreement, (E) all listing fees to be paid by Acquiror to the Trading Market. In no event shall Acquiror be responsible for discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals, fees or disbursements of counsel to the Admitted Partners or any fees for filings required to be made with FINRA in connection with the sale of Conversion Shares by the Admitted Partners.

(xii)	Acquiror shall use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act, including, without limitation, Rule 172 under the Securities Act, file any final Prospectus, including any supplement or amendment thereof, with the SEC pursuant to Rule 424 under the Securities Act, promptly inform the Admitted Partners in writing if, at any time during the Effectiveness Period, Acquiror does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Admitted Partners are required to make available a Prospectus in connection with any disposition of Conversion Shares and take such other actions as may be reasonably necessary to facilitate the registration of the Conversion Shares hereunder.

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(c)	Admitted Partner Obligations.

(i)	It shall be a condition precedent to the obligations of Acquiror to complete the registration pursuant to this Agreement with respect to the Conversion Shares of any particular Admitted Partner that such Admitted Partner furnish to Acquiror the information specified in Investor Letter and such other information regarding itself, the Conversion Shares and other Common Shares held by it and the intended method of disposition of the Conversion Shares held by it (if different from the “Plan of Distribution” as shall be reasonably required to effect the registration of such Conversion Shares and shall complete and execute such documents in connection with such registration as Acquiror may reasonably request.

(ii)	Each Admitted Partner agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Conversion Shares pursuant to the Registration Statement and shall sell its Conversion Shares in accordance with the Plan of Distribution set forth in the Prospectus. Each Admitted Partner further agrees that, upon receipt of a notice from Acquiror of the occurrence of any event of the kind described in Section 29(b)(iii)(B), (C) or (D), such Admitted Partner will discontinue disposition of such Conversion Shares under the Registration Statement and by means of the Prospectus until such Admitted Partner is advised in writing by Acquiror that the use of the Prospectus, or amended Prospectus, as applicable, may be resumed. Acquiror may provide appropriate stop orders to enforce the provisions of this paragraph. Both Acquiror and Acquiror’s transfer agent, and their respective directors, officers, employees and agents, may rely on this subsection.

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(d)	Indemnification.

(i)	Indemnification by Acquiror. In consideration of each Admitted Partner’s execution and delivery of this Agreement and the other Transaction Documents and acquisition of the Units hereunder, and in addition to all of Acquiror’s other obligations under this Agreement and the other Transaction Documents, from and after the Closing, Acquiror shall defend, protect, indemnify and hold harmless each Admitted Partner and all of their respective stockholders, partners, parent companies, subsidiaries, Affiliates, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement, collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements, but not including, with respect to any indirect, special, incidental, consequential or punitive damages of the Indemnitee (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or any form of Company prospectus or in any amendment or supplement thereto or in any Company preliminary prospectus, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Acquiror shall not be liable for any Loss to the extent, but only to the extent, that any such Loss arises out of or is related to: (A) any misrepresentation or breach of any representation or warranty made by the Admitted Partner in the Transaction Documents, (B) any breach of any covenant, agreement or obligation of the Admitted Partner contained in the Transaction Documents, or (C) any untrue statements, alleged untrue statements, omissions or alleged omissions based upon information regarding such Admitted Partner furnished in writing to Acquiror by such Admitted Partner for use in the Registration Statement or Prospectus, or any amendment or supplement thereto, or to the extent that such information relates to such Admitted Partner or such Admitted Partner’s proposed method of distribution of Conversion Shares and was reviewed and not objected to by such Admitted Partner in writing. To the extent that the foregoing undertaking by Acquiror may be unenforceable for any reason, Acquiror shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(ii)	Indemnification by Admitted Partners. Notwithstanding any termination of this Agreement, each Admitted Partner shall, severally and not jointly, indemnify and hold harmless Acquiror and its officers, directors, agents and employees and each such Person who controls Acquiror (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), from and against any and all Losses, arising out of or relating to any untrue statements, alleged untrue statements, omissions or alleged omissions based upon information regarding such Admitted Partner furnished in writing to Acquiror by such Admitted Partner for use in the Registration Statement or Prospectus, or any amendment or supplement thereto, or to the extent that such information relates to such Admitted Partner or such Admitted Partner’s proposed method of distribution of Conversion Shares and was reviewed and not objected to by such Admitted Partner in writing. In no event shall the liability of any selling Admitted Partner be greater in amount than the dollar amount of the net proceeds received by such Admitted Partner upon the sale of the Conversion Shares giving rise to such indemnification obligation.

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(iii)	Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding. It shall be understood, however, that the Indemnifying Party shall not, in connection with any one such Proceeding (including separate Proceedings that have been or will be consolidated before a single judge) be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

(iv)	Contribution. If a claim for indemnification under Section 29(d)(i) or (ii) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 29(d)(ii), any reasonable out-of-pocket attorneys’ or other fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

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The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 29(d)(iv) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 29(d)(iv), no Admitted Partner shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Admitted Partner from the sale of the Conversion Shares subject to the Proceeding exceed the amount of any damages that such Admitted Partner has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(v)	Survival. The provisions of this Section 6(a) shall survive the Closing and, to the extent applicable, inure to the benefit of Contributor’s Beneficial Holders as third party beneficiaries.

Section 30.         Locked-Out Investors. To induce Acquiror to enter into this Agreement, each Locked-Out Investor hereby covenants and agrees that they will not, without the prior written consent of the Acquiror, (a) offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by such Locked-Out Investor (or any affiliate of such Locked-Out Investor)), directly or indirectly, including by establishing or increasing a put equivalent position or liquidating or decreasing a call equivalent position, any Common Shares or any securities convertible into, or exercisable or exchangeable for Common Shares, for the period from the Effective Date through and including the Determination Date, or (b) offer, purchase, contract to purchase, or otherwise acquire (or enter into any transaction which is designed to, or might reasonably be expected to, result in the acquisition (whether by actual acquisition or effective economic acquisition) by such Locked-Out Investor (or any affiliate of such Locked-Out Investor ), directly or indirectly, including by establishing or increasing a call equivalent position or liquidating or decreasing a put equivalent position, any Common Shares or any securities convertible into, or exercisable or exchangeable for Common Shares, for the period from the Effective Date through and including the Determination Date. Each Locked-Out Investor shall join in the execution of this Agreement for purposes agreeing to, and being bound by, this Section 30, and therefore shall only be a party to this Agreement for purposes of this Section 30.

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Section 31.         Other Provisions. The Other Provisions, as set forth in Schedule 1, are hereby incorporated by reference in this Agreement.

Section 32.         Preparation of Financial Statements. Contributor agrees that it will provide reasonable assistance to Acquiror, at Acquiror’s expense, to produce financial statements for the Property satisfying the requirements of Regulation S-X promulgated under the Exchange Act, including without limitation Rule 3-14 thereunder, as and when needed to satisfy Acquiror’s public reporting obligations in connection with the transactions contemplated by this Agreement, and permit Acquiror’s independent registered public accounting firm reasonable access to the books and records of the Contributor for the purpose of conducting an audit of such financial statements. The Contributor agrees to use commercially reasonable efforts to give Acquiror and its accountants access to such of its books and records relating to the Contributor and the Property and to direct their internal and external property management personnel to cooperate with Acquiror and its accountants, in each case to the extent necessary to enable Acquiror and the accountants to produce and, where applicable, audit financial statements for the Property. The provisions of this Section 32 will survive Closing.

[Remainder of Page Intentionally Left Blank;
Signature Page Follows.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

CONTRIBUTOR:

[__________],

a [__________] limited liability company

By:

Name:
Title:

ACQUIROR:

GPT Property Trust LP,

a Delaware limited partnership

By: Gramercy Property Trust Inc.,

a Maryland corporation, its general partner

By:

Name:
Title:

JOINDER BY TITLE INSURER:

Title Insurer joins in the execution of this Agreement to evidence its agreement to receive, hold and disburse funds and documents in accordance with the terms and provisions of the Agreement.

TITLE INSURER:

First American Title Insurance Company,

a California corporation

By:

Name:
Title:

[Signature pages to Contribution Agreement]

JOINDER BY LOCKED-OUT INVESTORS:

The Locked-Out Investors join in the execution of this Agreement for the sole purpose of evidencing their agreement to comply with and be bound the provisions set forth in Section 30 of this Agreement.

Name:

Name:

Name:

Name:

Name:

Name:

[Signature pages to Contribution Agreement]